UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2011

Global Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-158478	26-4386951
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 650-1000

MACQUARIE CNL GLOBAL INCOME TRUST, INC.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 28, 2011, Global Income Trust, Inc., formerly known as Macquarie CNL Global Income Trust, Inc. (the “Company”), through a subsidiary formed for such purpose, closed on the acquisition of a fee simple interest in a Class A office building known as Heritage Commons III, located on approximately 9 acres of land in the Fort Worth, Texas metropolitan area (the land and building are collectively referred to as the “Heritage III Property”). The building consists of two stories with approximately 119,000 rentable square feet and four parking spaces per 1,000 net rentable square feet for surface parking. The Heritage III Property is located along Interstate 35W and is within Fort Worth’s master planned AllianceTexas development, a 17,000 acre, mixed-used development community.

We purchased the Heritage III Property from an unaffiliated third party, Heritage Commons III, Ltd., a Texas limited partnership, for $18.75 million, exclusive of closing and loan costs of approximately $350,000. We funded $12.40 million of the purchase price from the proceeds of a loan from JPMorgan Chase Bank, N.A., and paid the balance of the purchase price and the closing costs from proceeds of our current offering. In connection with our investment in the Heritage III Property, we paid our advisor an Investment Services Fee of $346,875, which is equal to 1.85% of the purchase price of the Heritage III Property.

The loan bears interest at the rate of 4.7% per annum and will mature on July 1, 2016, subject to our right to extend the loan for an additional term not to exceed beyond December 1, 2018. For the extension period, if any, the interest rate will increase to no greater than 9.7% per annum. Principal and interest on the loan will be calculated based on a 25 year amortization, payable in equal monthly installments of $70,338. Assuming no prepayment of the loan is made and it is not extended for an additional term, the unpaid principal balance due on the loan at maturity is anticipated to be approximately $11 million. The loan may be prepaid, at our option, only after the second anniversary of the date of the first monthly payment under the loan, subject to a yield maintenance charge. The loan is collateralized by a deed of trust, an assignment of leases and rents, and a pledge and security agreement, granting the lender a first priority security interest in the Heritage III Property. The loan generally is nonrecourse to the borrower, a wholly owned subsidiary we formed to acquire the Heritage III Property, except in the event of certain insolvency events involving the borrower or its managing member, or if the borrower fails to comply with certain covenants under the loan agreement, including failure to obtain the bank’s consent to transfers of the Heritage III Property or borrower’s interest in the Heritage III Property and consent to secondary financings. Generally, the loan documents contain customary covenants, agreements, representations and warranties and events of default, all as set forth in the loan documents. Our operating partnership, Global Income, LP (formerly known as Macquarie CNL Income, LP), has guaranteed certain of the borrower’s obligations under the loan agreement.

The Heritage III Property was constructed in 2006 and is 100% leased to DynCorp International, LLC, a global government services provider. The lease with DynCorp (the “DynCorp Lease”) expires on December 31, 2018 and may be renewed at the option of the tenant for two additional terms of five years each. Monthly base rent on the DynCorp Lease is approximately $182,000, annualized base rent is approximately $2.19 million, and the effective annual base rent per leased square foot is approximately $18.37. Commencing on October 1, 2016, the annual base rent will increase to approximately $190,000 per month for an annualized base rent of approximately $2.28 million or approximately $19.20 per square foot. The tenant also is responsible for payment of certain electrical costs and its proportionate share of the operating expenses for the Heritage III Property, subject to caps on certain expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

The information discussed under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The required financial statements for the transaction described in Item 2.01 above will be filed in accordance with Rule 3-14 of Regulation S-X under cover of a Form 8-K/A as soon as practicable and no later than 71 days after the date on which this initial Current Report on Form 8-K is required to be filed.

(b) The required pro forma financial information for the transaction described in Item 2.01 above will be filed in accordance with Article 11 under cover of a Form 8-K/A as soon as practicable and no later than 71 days after the date on which this initial Current Report on Form 8-K is required to be filed.

(d) Exhibits.

None.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Given these uncertainties, the Company cautions investors and potential investors not to place undue reliance on such statements. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 5, 2011	GLOBAL INCOME TRUST, INC.

	By:	/s/ Robert A. Bourne
	Name:	Robert A. Bourne
	Title:	Chief Executive Officer